Exhibit 10.2
CORN OIL EXTRACTION NOTE

Note Date: July 31, 2008	$3,600,000,00
Maturity Date: April 8, 2009
FOR VALUE RECEIVED, CARDINAL ETHANOL, LLC, an Indiana limited liability company (“BORROWER”), promises to pay to the order of FIRST NATIONAL BANK OF OMAHA, (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Three Million Six Hundred Thousand and No/100 Dollars ($3,600,000.00), or the amount shown on BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest. rates defined below. Absent manifest error, BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.
This Corn Oil Extraction Note (“Note”) is executed pursuant to a Construction Loan Agreement (as amended, the “LOAN AGREEMENT”) between BORROWER and BANK dated December 19, 2006, as amended including by that certain Third Amendment of Construction Loan Agreement between BORROWER and BANK of even date herewith. All capitalized terms not otherwise defined in this Note shall have the meanings provided in the LOAN AGREEMENT.
INTEREST ACCRUAL. Interest on the principal amount outstanding on this Note shall accrue, for the period through and including the CORN OIL EXTRACTION LOAN TERMINATION DATE at a rate equal to the one month LIBOR RATE plus three hundred (300) basis points from time to time until maturity, and at a rate equal to the one month LIBOR RATE plus nine hundred (900) basis points from time to time after maturity or the occurrence of an EVENT OF DEFAULT, whether by acceleration or otherwise. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed, and. will adjust monthly as described in the LOAN AGREEMENT.
REPAYMENT TERMS. Until the CORN OIL EXTRACTION LOAN TERMINATION DATE applicable to this Note, interest only shall he payable quarterly, commencing September 8, 2008. On the CORN OIL EXTRACTION LOAN TERMINATION DATE applicable to this Note, all principal and accrued interest shall be due and payable. The LOAN AGREEMENT describes the CORN OIL EX’FRACTION TERM NOTE that may be used by BORROWER to pay this Note.
PREPAYMENT. The LOAN AGREEMENT contains provisions regarding prepayment of the Construction Loan, which provisions shall apply to the prepayment of this Corn Oil Extraction Note.
ADDITIONAL TERMS AND CONDITIONS. The LOAN AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Note by reference. BORROWER agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses incurred by B.ANK if this Note is not paid as provided above, This Note shall be governed by the substantive laws of the State of Nebraska, exclusive of its choice of laws principles.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this Note, to the extent allowed by law hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Note.
[SIGNATURE PAGE FOLLOWS]

Executed as of the Note Date first above written.
CARDINAL ETHANOL, LLC, an Indiana limited liability company

By:	/s/ Troy Prescott Title: President

STATE OF INDIANA	)
) ss,
COUNTY OF Grant	)
On this 31 day of July, 2008, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Troy Prescott, known to me to be the President of Cardinal Ethanol, LLC, an Indiana limited liability company, and acknowledged the execution of the foregoing Note for and on behalf of such limited liability company.

Techia K. Brewer

Notary Pubic

/s/ Techia K. Brewer Notary Public (Printed Signature)
My County of Residence Is: Grant
My Commission Expires: 12/27/2009